                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 ____________

                                 SCHEDULE 13G
                                 ------------
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 1)



                              RUSSELL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   782352108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                August 25, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Cover Page 1
                                 ------------


      Names of Reporting Persons.
 1    I.R.S. Identification Nos. of Above Persons


      Alabama National Bancorporation   631114426
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4

      Delaware
------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of
                                 -0-
      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6

     Owned by             1,909,380
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7
    Reporting                    -0-

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8
                          1,909,380
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9
      1,909,380
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11

      5.86%
------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12

      HC
------------------------------------------------------------------------------

                                 Cover Page 2
                                 ------------


      Names of Reporting Persons.
 1    I.R.S. Identification Nos. of Above Persons


      National Bank of Commerce of Birmingham  630503302
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4

      National Banking Association organized under the laws of the United States and headquartered in Birmingham, Alabama
------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of
                                 -0-
      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6

     Owned by             1,909,380
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7
    Reporting                    -0-

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8
                          1,909,380
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9
      1,909,380
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11

      5.86%
------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12

      BK
------------------------------------------------------------------------------

                                 Cover Page 3
                                 ------------


      Names of Reporting Persons.
 1    I.R.S. Identification Nos. of Above Persons


      Helen K. Alison
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4

      U.S.A
------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of
                                 -0-
      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6

     Owned by             1,909,380
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7
    Reporting                    -0-

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8
                          1,909,380
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9
      1,909,380
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11

      5.86%
------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12

      IN
------------------------------------------------------------------------------

                                 Schedule 13G
                                 ------------

Item 1.

     (a) Name of Issuer.

         Russell Corporation

     (b) Address of Issuer's Principal Executive Offices.

         1 Lee Street
         Alexander City, AL 35010

Item 2.

     (a) Name of Person Filing.

         Incorporated by reference to Item 1 of cover pages.


     (b) Address of Principal Business Office or, if None, Residence.

         Alabama National Bancorporation
         1927 First Avenue North
         Birmingham, AL 35203

         National Bank of Commerce of Birmingham
         1927 First Avenue North
         Birmingham, Al 35203

         Helen K. Alison
         1614 Capstone Drive
         Alexander City, AL 35010

     (c) Citizenship

         Incorporated by reference from Item 4 of the cover pages.


     (d) Title of Class of Securities.

         Incorporated by reference from cover page.

     (e) CUSIP No.

         Incorporated by reference from cover page.

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act

     (b) [X]  Bank as defined in Section 3(a)(6) of the Exchange Act

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act

     (d) [_] Investment company registered under Section 8 of the Investment Company Act

     (e) [_]  Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

     (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

     (g) [X] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

     (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [_] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4. Ownership.

     (a) Amount beneficially owned:

         Incorporated by reference from Item 9 of Cover Pages.

     (b) Percent of class:

         Incorporated by reference from Item 11 of Cover Pages.

     (c)  Number of Shares as to Which Such Person has:

          (i)   Sole Power to Vote or Direct the Vote.

                Incorporated by Reference from Item 5 of Cover Pages.

          (ii)  Shared Power to Vote or to Direct the Vote.

                Incorporated by Reference from Item 6 of Cover Pages.

          (iii) Sole power to dispose or to direct the disposition of

                Incorporated by Reference from Item 7 of Cover Pages.

          (iv)  Shared power to dispose or to direct the disposition of

                Incorporated by Reference from Item 8 of Cover Pages.


Item 5.  Ownership of Five Percent(5%) or Less of a Class.

         Not Applicable.


Item 6.  Ownership of More than Five Percent(5%) on Behalf of Another Person.

         All of the shares covered by this Statement are held in trusts with National Bank of Commerce of Birmingham and Helen K. Alison as fiduciaries. No single one of these trusts holds as much as five percent of the outstanding common stock of Russell Corporation. Under the terms of the instrument establishing these trusts, National Bank of Commerce of Birmingham and Helen K. Alison hold voting and dispositive power over the shares as trustees of the trusts and Helen K. Alison is entitled to the income generated by the trusts.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See Exhibit 1.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.


Item 9.  Notice of Dissolution of a Group

         Not Applicable.


Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                        March 1, 2000

                        ALABAMA NATIONAL BANCORPORATION

                        By: /s/ Kimberly Moore
                           ------------------------------------------------
                                Kimberly Moore
                                Its Senior Vice President and Secretary


                        NATIONAL BANK OF COMMERCE OF BIRMINGHAM


                        By: /s/ Fredrick A. Murphy
                           ------------------------------------------------
                                Fredrick A. Murphy
                                Its Vice President and Assistant Trust Manager

                        /s/ Helen K. Alison
                        ---------------------------------------------------
                            Helen K. Alison